LEASE AGREEMENT

THIS LEASE (hereinafter referred to as the “Lease” or “Agreement”), executed by and between Stuart Schreiber (hereinafter called “Lessor”), and The Small Business Company, Inc. (hereinafter called “Lessee”), whereby for and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by the parties hereto, Lessor, hereby leases to Lessee and Lessee does hereby take, lease, and hire from Lessor the Leased Premises hereinafter described for the period, and at the rental, subject to, and upon the terms and conditions hereinafter set forth, as follows:

ARTICLE 1. LEASED PREMISES

Section 1.01. Leased Premises. Lessor leases to Lessee, and Lessee leases from Lessor those certain premises situated in the City of Del Mar, County of San Diego, State of California, commonly described as 2811 Camino Del Mar, #55, Del Mar, CA 92014 (hereinafter called the “Leased Premises”).

ARTICLE 2. LEASE TERM

Section 2.01. Lease Term. The Term of this Lease shall commence on December 1, 2003 (hereinafter called the “Commencement Date”), and shall expire on thirty days notice by either party unless sooner terminated pursuant to the terms of this Agreement (the “Term”). If there are any option terms, such terms will be reflected on an Addendum to this Lease.

Section 2.02. Acceptance of Leased Premises. Lessee’s occupancy of the Leased Premises shall be conclusive evidence of Lessee's acceptance of all improvements constituting the Leased Premises, in good and satisfactory condition and repair. Lessee shall accept possession and use of the Leased Premises “as is” in their condition existing as of the date hereof with all faults. Lessee, at Lessee’s sole cost and expense, shall promptly comply with all applicable laws, ordinances, codes, rules, orders, directions and regulations of governmental authority governing and regulating the use or occupancy of the Leased Premises as may now or hereafter be in effect during the Term hereof and shall if so required make any alterations, additions or changes to the Leased Premises as may be required by said laws, ordinances, codes, rules, directions and regulations.

Section 2.03. Lease Termination and Condition of Premises. Upon the termination of this Lease for any reason whatsoever, Lessee shall return possession of the Leased Premises to Lessor or Lessor’s authorized agent in a good, clean and safe condition, reasonable wear and tear excepted. On or before, and in any event no later than thirty (30) days following the date Lessee vacates the Leased Premises and returns possession of same to Lessor, Lessee and Lessor, or authorized agents thereof, shall conduct a joint inspection of the Leased Premises. Lessee at its cost shall thereafter promptly repair or correct any defects or deficiencies in the condition of the Leased Premises, reasonable wear and tear excepted.

ARTICLE 3. RENT

Section 3.01. Payment of Rent. Lessee hereby covenants and agrees to pay rent to Lessor, without offset or deduction of any kind whatsoever, in the form and at the times as herein specified. All rent shall be paid to Lessor at the address specified in this Lease unless and until Lessee is otherwise notified in writing. Rent payments in the monthly amount set forth below shall be payable monthly, in advance, due on the first (1st) day of each calendar month commencing on the Commencement Date hereof and delinquent if not paid on or before the third (3rd ) day of the month throughout the Term of this Lease. Rent for any period which is for less than one month shall be a pro rata portion of the monthly installment. The required payments under Article 6 and all other charges payable by Lessee shall be deemed to be additional rent.

Section 3.02. Rent Amount. Rent shall be $1,000.00 per month.

Section 3.03. Delinquent Payments. In the event Lessee shall fail to pay the rent by the third (3rd) day of the month, a late charge of $25.00 shall be immediately due and payable commencing at 12:01 on the fourth day of the calendar month.

Section 3.04. Security Deposit. No security deposit is required with this Agreement.

ARTICLE 4. USE OF PREMISES

Section 4.01. Permitted Use. The Leased Premises are to be used by Lessee for the purpose of general office use.

Section 4.02. Prohibited Activities. During the Term of Lease or any extension thereof, Lessee shall not:

(a) Use or permit the Leased Premises to be used for any purpose in violation of any statute, ordinance, rule, order, or regulation of any governmental authority regulating the use or occupancy of the Leased Premises.

(b) Cause or permit any waste in or on the Leased Premises.

(c) Use or permit the use of the Leased Premises in any manner that will tend to create a nuisance or tend to adversely affect or injure the reputation of Lessor or its affiliates.

Section 4.03. Compliance With Laws. Lessee shall comply with all federal, state, county, municipal, or other statutes, laws, ordinances, regulations, rules, or orders of any governmental or quasi-governmental entity, body, agency, commission, board, or official applicable to the Leased Premises and Lessee’s business.

ARTICLE 5. UTILITIES AND TAXES

Section 5.01. Utility Charges. Lessor shall be responsible for and shall pay, and indemnify and hold Lessee harmless from all charges for the furnishing of gas, water, electricity, telephone service, and other public utilities to the Leased Premises during the Term of this Lease or any extension thereof and for the removal of garbage and rubbish from the Leased Premises during the Term of this Lease or any extension thereof.

Section 5.02. Personal Property Taxes. Lessor shall be responsible for and shall pay all taxes, assessments, or other charges levied or imposed by any governmental entity on the equipment, trade fixtures, appliances, merchandise and other personal property situated in, on, or about the Leased Premises.

Section 5.03. Real Property Taxes and Assessments. Lessor shall pay directly to the charging authority any and all taxes (as hereinafter defined) respecting the Leased Premises.

ARTICLE 6. MAINTENANCE AND ALTERATIONS

Section 6.01. Maintenance by Lessor. Lessor shall, at its sole cost and expense, keep in good and safe condition, order and repair all portions of the Leased Premises and all facilities appurtenant thereto and every part thereof.

ARTICLE 7. INDEMNITY AND INSURANCE

Section 7.01. Hold-Harmless Clause. Lessor agrees to indemnify, defend and hold Lessee, the property of Lessor, and the Leased Premises, free and harmless from any and all claims, liability, loss, damage, or expenses incurred by reason of this Lease or resulting from Lessee’s occupancy and use of the Leased Premises.

ARTICLE 8. SUBLEASING, ASSIGNMENT, DEFAULT AND TERMINATION

Section 8.01. Subleasing and Assignment. (a) Lessee (including without limitation any permitted subsequent assignee or lessee) shall not sell, assign, hypothecate, pledge or otherwise transfer this Lease, or any interest therein, either voluntarily, involuntarily, or by operation of law, and shall not sublet the Leased Premises, or any part thereof, or any right or privilege appurtenant thereto, for any reason whatsoever, or permit the occupancy thereof by any person, persons, or entity through or under it, or grant a security interest in Lessee's interest in the Leased Premises or this Lease or any fixtures located on the Leased Premises.

Section 8.02. Events of Default. Lessee's failure to timely pay any rent or other charges required to be paid pursuant to the terms of this Lease shall constitute a material breach of this Lease and an event of default.

Section 8.03. Lessor's Remedies for Lessee's Default. Upon the occurrence of any event of default described in Section 8.02 hereof, Lessor may, at its option and without any further demand or notice, in addition to any other remedy or right given hereunder or by law, demand payment, and that Lessee vacate the Leased Premises.

ARTICLE 9. MISCELLANEOUS PROVISIONS

Section 9.01. Force Majeure—Unavoidable Delays. Should the performance of any act required by this Lease to be performed by either Lessor or Lessee be prevented or delayed by reason of an act of God, war, civil commotion, fire, flood, or other like casualty, strike, lockout, labor troubles, inability to secure materials, restrictive governmental laws or regulations, unusually severe weather, or any other cause, except financial inability, not the fault of the party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay and performance of the act during the period of delay will be excused; provided, however, that nothing contained in this section shall excuse the prompt payment of rent or other monies due by Lessee as required by this Lease or the performance of any act rendered difficult solely because of the financial condition of the party, Lessor or Lessee, required to perform the act.

Section 9.02. Notices. Except as otherwise expressly provided by law, any and all notices or other communications required or permitted by this Lease or by law to be served on or given to either party hereto by the other party hereto shall be in writing and shall be deemed duly served and given when personally delivered to the party, Lessor or Lessee, to whom it is directed or any managing employee of such party, or, in lieu of such personal service, forty-eight (48) hours after deposit in the United States mail, certified or registered mail, with postage prepaid, or when transmitted by telecopy or facsimile addressed to the parties as set forth on the signature page hereof. Either party, Lessor or Lessee, may change the addresses herein contained for purposes of this Section by giving written notice of the change to the other party in the manner provided in this Section.

Section 9.03. Amendments. No amendment, change or modification of this Lease shall be valid and binding unless such is contained in a written instrument executed by the parties hereto and which instrument expresses the specific intention of the parties to amend, change or modify this Lease.

Section 9.04. No Agency Created. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association whatsoever between Lessor and Lessee other than lessor and lessee.

Section 9.05. Sole and Only Agreement. This instrument constitutes the sole and only agreement between Lessor and Lessee respecting the Leased Premises or the leasing of the Leased Premises to Lessee. Lessor shall have no obligations to Lessee, whether express or implied, other than those specifically set forth in this Lease.

Section 9.06. Severability and Governing Law. This Lease shall be governed by the laws of the State of California. whenever possible each provision of this Lease shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Lease shall be prohibited, void, invalid, or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity, void ability, or enforceability without invalidating the remainder of such, or the remaining provisions of this Lease.

Section 9.07. Construction and Headings. All references herein in the singular shall be construed to include the plural, and the masculine, and the masculine to include the feminine or neuter gender, where applicable, and where the context shall require. Section headings are for convenience of reference only and shall not be construed as part of this Lease nor shall they limit or define the meaning of any provision herein. The provisions of this Lease shall be construed as to their fair meaning, and not strictly for or against Lessor or Lessee.

Section 9.8. Effect of Execution. The submission of this Lease for examination shall not effect any obligation on the part of the submitting or examining party and this Lease shall become effective only upon the complete execution thereof by both Lessor and Lessee.

Section 9.9. Inurement. Lessor shall have the full and unencumbered right to assign this Lease. The covenants, agreements, restrictions, and limitations contained herein shall also be binding on Lessee's permitted successors and assigns.

Section 9.10. Time of Essence. Time is expressly declared to be of the essence.

Section 9.11. Survival. All obligations of Lessee under this Lease, including without limitation the obligations to pay Rent, shall survive the expiration or termination of this Lease.

Section 9.12. Waiver. Lessee hereby waives any rights it may have under the provisions of the California Civil Code Sections 1932(2), 1933(4), 1941 and 1942, if applicable, and any similar statutes regarding repair of the Leased Premises or termination of this Lease after destruction of all or any part of the Leased Premises.

Section 9.13. Breach by Landlord. Lessor shall not be deemed to be in breach in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice by Lessee to Lessor specifying wherein Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for its performance then Lessor shall not be deemed to be in breech if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. In any event, Lessee must bring an action for breach of this Lease within one (1) year of Lessor’s breach or be deemed to have waived the breach and not harmed thereby.

Section 9.14. Meaning of Consent. Whenever an act or provision contained in this Lease is conditioned upon the consent or approval of Lessor, this shall be interpreted to mean, unless otherwise specified to the contrary, that the Lessor has the full unconditional right and sole discretion as to whether or not to give its consent, which may only be given in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on this 1st day of December, 2003.

LESSOR: Stuart Schreiber	LESSEE: The Small Business Company

By: /s/ Stuart Schreiber	By:/s/ David Larson
David Larson
Title: COO

7140 Calabria Court, Suite B
San Diego, CA 92122